EXHIBIT 10.43

The Directors Medgenics, Inc 2711 Centreville Road Suite 400 Wilmington, 19808 New Castle Delaware, USA

Strictly Private & Confidential

28 November 2007

Dear Sirs

BROKER ENGAGEMENT LETTER

Our engagement (the “Engagement”) will begin on the date of this letter and will continue for an indefinite period, unless terminated in accordance with paragraph 2.1 or 2.2 of Schedule One to this letter. The terms and conditions relating to the Engagement are set out in this letter and in Schedule One and Schedule Two (which also includes additional definitions used in this letter). Schedule One and Schedule Two form part of this letter as if incorporated in it.

Please indicate your acceptance of these terms and conditions by signing and dating the enclosed copy of this letter and returning it to us. Please also provide us with the information and documents requested in Appendix One as soon as possible.

1.	OUR SERVICES TO YOU

	1.1	At the date of our signing of this letter we are authorised by the FSA and as such are regulated by the FSA in the conduct of investment business.

1.2
You have appointed us and we agree to act, as your broker, in accordance with the requirement of the AIM Rules that an AIM company appoints and retains a broker to the Company, in relation to the proposed Admission of the company’s shares to trading on AIM and thereafter. You should note that SVS does not deal in securities on behalf of clients, where a client may wish to undertake a trade in its shares, such trade is introduced to SVS’s Designated Broker as recognised by the London Stock Exchange plc, which designated broker may change from time to time.

1.3
We will provide you with the specific services set out below in relation to Admission (in conjunction, where appropriate, with your other advisers, including where appropriate your Nominated Adviser, both generally and where specifically highlighted).

		1.3.1	We will advise, and together with your other professional advisers, will assist you in the preparation of suitable documents for this purpose.

	1.4	We will also provide you with the services set out below as and when appropriate.

		1.4.1	advise you on anticipated market reaction to new corporate initiatives of yours, such as acquisitions, disposals and fundraisings; and

		1.4.2	advise on the timing, commissioning and publication of independent research on you whenever we feel, in consultation with you, that it is appropriate for us to do so.

	1.5	Please note that the items set out below are expressly excluded from the scope of our work, unless and until you and we agree otherwise in writing.

SVS Securities PLC is authorised and regulated by the Financial Services Authority, is a member of the London Stock Exchange and a PLUS Markets Corporate Advisor.
Registered in England and Wales. Company Number 4402606
VAT Number: 796 3591 72
Registered Office: 2 London Wall Buildings, London Wall, London EC2M 5PP.
SVS Securities plc Tel: +44 (0)20 7638 5600 Fax: +44 10)20 7638 5601 Web: www.svssecurities.com Email: info@svssecurities.com

		1.5.1.	We are not obliged to sell, buy, place, underwrite or sub-underwrite any issue or sale of any securities, or to lend money.

1.5.2.
Except as set out in this letter, we are not obliged to provide you with any advice or information in relation to the acquisition or disposal of any business or undertaking, especially as to the terms of any such transaction including the consideration relating to it. In providing any advice to you, we will be entitled to rely on your directors’ assessment of the commercial and financial benefits, risks and effect of any proposed transaction (including Admission), and your directors will be responsible for that assessment accordingly. Except as part of our provision of corporate finance advice, we do not provide advice on the merits of buying and selling investments generally.

1.5.3.
We are not responsible for carrying out any due diligence work in relation to any transaction including Admission. We do not accept responsibility for due diligence or other work carried out by you or your other advisers (for example, your legal, accounting, valuation, tax or public relations advisers), even if we have introduced you to those advisers or advise on the scope of that advice or receive or help to co-ordinate that advice or the provision of the underlying information. You must ensure that the advice that you receive from your advisers in connection with any transaction is adequate for the purposes of that transaction and is also addressed to us if we so request.

1.6.
We will advise you in what we consider to be your best interests, in the light of circumstances prevailing at the time at which we give our advice. Please note that this may mean that our advice may be subject to change. We do not expressly or by implication warrant or represent that it is or will be possible or advisable for any transaction, including Admission, to proceed. Our advice will also be based on our understanding of your financial position and objectives as explained by you, as well as on other information provided by you. If we believe that Admission or any other particular transaction is unsuitable for you having regard to these factors or to market conditions or to any other fact or circumstance relating to you which comes to our attention, we may in these circumstances, without being in breach of this letter, decline to act further in relation to the transaction concerned, even if you wish to continue with it.

1.7
We will be pleased to consider requests to carry out other work for you from time to time, but we are not obliged to do so, unless we expressly agree to do so in writing. Any other work that we carry out for you from time to time will be deemed to be provided on and subject to the terms and conditions of this letter, or such other terms and conditions as you and we may agree in writing and will be the subject of a separate fee as provided by paragraph 3.4 below.

2.	STAFFING

	2.1.	Kulvir Virk and Robert Kretowicz will be your principal contacts in connection with this Engagement.

	2.2.	We will try to avoid any changes in the team handling your work. If a change is necessary, we will advise you promptly and explain the reasons for the change.

3.	FEES, COMMISSIONS AND EXPENSES

	3.1.	All amounts due to us by you shall be paid by you in such manner and to such account, as we may notify to you in writing from time to time.

3.2.
You agree to pay us a fee of £15,000 per annum (or such other amount as we may agree with you in writing), plus VAT, if applicable, which accrues on a daily basis and is payable and shall be invoiced by us in four equal amounts, quarterly in advance. The first payment is due on the later of the date on which our appointment is announced and the date being 5 business days following Admission. You agree that this will be reviewed after one year. You agree that we may increase these charges once per calendar year at any time after the first anniversary of the date of this letter by giving you not less than four weeks’ written notice before the increase takes effect at which time you will have the option to terminate the Engagement if you do not accept the increase.

3.3.
If the Engagement is terminated or if Admission does not proceed or, in our reasonable opinion, we think that you will not proceed with Admission or that Admission is not capable of being completed within a reasonable period, in each case for any reason, then you agree that we shall retain any fees invoiced by us or accrued but not yet invoiced under paragraph 3.2 above.

3.4.
If we agree to do more work than envisaged by the scope of this letter, then you will pay fees for that extra work in the amounts and at the times subsequently agreed in writing between us. You and we agree to consult at an early stage in relation to the fees applicable to any such additional work.

3.5.
You agree to reimburse us on demand for all fees, commissions and expenses that we reasonably and properly incur in acting for you (and whether or not any specific transaction is completed). These fees, commissions and expenses include, but are not limited to, all out of pocket (including travel and subsistence) expenses reasonably incurred by us, stamp duty and stamp duty reserve tax (and any related penalties or interest), fees and expenses payable to any stock exchange or other regulatory body, the reasonable fees and expenses of all legal, accountancy and other professional advisers (including the fees and expenses of our own legal advisers on a full solicitor and own client basis) reasonably incurred, commissions in agreed amounts payable to sub-underwriters, the fees and expenses of registrars and receiving bankers, and printing, posting and advertising expenses. If we so request, you will pay any such fees, commissions and expenses direct (rather than our paying them on your behalf and seeking reimbursement from you). If we incur fees, commissions or expenses in a currency other than in £ sterling, you will reimburse us in £ sterling for those fees, commissions and expenses (and any foreign exchange commission we incur) at a rate of exchange reasonably selected by us.

3.6.
To the extent not specified otherwise under paragraph 3.1 above, you agree to pay the amounts due under this letter and our invoices respectively in cleared funds within seven days of the due date for payment under this letter or the date of invoice, as the context requires. We reserve the right to charge interest on late payments from the date seven days after the relevant due date for payment until the actual date of payment (after as well as before judgement) at the rate of 2 per cent above the base rate from time to time of Barclays Bank plc.

3.7.
All fees, commissions and expenses are subject to the addition of value added tax, if applicable, at the prevailing rate, payable on the same basis and at the same time as applies to payment of the relevant fees, commissions and expenses.

3.8.
You agree to make all payments under or in connection with this letter gross, free of any rights of counterclaim or set off and without any deduction or withholding of any nature save only as may be required by law. If you are required by law to make a deduction or withholding from a payment, you may do so, but you must also increase the amount of the payment so that, after making the deduction or withholding, the recipient receives and retains (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and retained had there been no deduction or withholding. Similarly, if a payment (other than a payment of a fee or a commission due to us under this letter) made in connection with paragraph 9 of Schedule 1 of this letter is subject to tax in the hands of the recipient, you must increase the payment so that, after paying the tax, the recipient receives and retains the sum it would have received and retained had it not been subject to that tax in the hands of the recipient.

4.	COMPLAINTS PROCEDURE AND COMPENSATION

We operate a complaints procedure which may be summarised as follows. Any complaint about us should be notified in writing to Kulvir Virk, Director, at the address shown on the front page of this letter, and he will investigate it and give his response. Once a complaint has been responded to in writing, if no indication has been received from the complainant that it is not satisfied with the response, then after two months from the date of the response we may treat the complaint as settled and resolved.

5.	MATERIAL INTERESTS

At the time of writing this letter, we are not aware of any matters where we or any of our Associates have a material interest that may give rise to a potential conflict of interest relevant to our acting for you. In the course of acting for you, we will keep under review the existence of any actual or potential material interest which may give rise to a potential conflict of interest relevant to our acting for you and we will notify you as soon as reasonably possible after we become aware of any relevant matter. Please draw to our attention any such matter of which you may become aware.

We very much look forward to working with you.

Yours faithfully

/s/ Robert Kretowicz
Robert Kretowicz, Director
for and on behalf of
SVS Securities plc

We hereby agree to the above terms and conditions.

Signed:	/s/ Andrew Pearlman

Duly authorised by Medgenics, Inc

Name:  Andrew Pearlman

Position:  CEO

Date:  28 Nov. 2007

SCHEDULE ONE

TERMS AND CONDITIONS

1.	EXCLUSIVITY

You acknowledge that our appointment in our role as broker to the Company for the purposes of the AIM Rules is an exclusive appointment during the term of the Engagement. You agree not to engage any other person in such role without our prior written consent (such consent not to be unreasonably withheld or delayed). For the avoidance of doubt, we hereby acknowledge that the Company reserves fully its right to appoint, as a joint or “lead” broker to act with or assist us with any further fundraisings by the Company during the term of our Engagement, another broker or financial institution (“other broker”). In such event we will work in willing co-operation with the Company and such other broker in relation to any such fundraising.

2.	TERM OF ENGAGEMENT

2.1
Either the Company or SVS may terminate this Engagement on giving to the other party not less than 90 days’ written notice, such notice not to take effect prior to the first anniversary of the Engagement.

2.2
If either of us fails to perform any material obligation under this letter, and does not remedy the failure within 14 days of being required to do so by written demand, the other of us may terminate this agreement with immediate effect, without prejudice to any other available right or remedy.

2.3
Termination of the Engagement does not in any way affect your or our respective rights accrued up to the effective time of termination. Nor does it in any way affect this paragraph 2.3, or paragraphs 4.4, 7, 9, 10, or 11 below, all of which will remain enforceable in accordance with their terms.

3.	INFORMATION, LAW AND ANNOUNCEMENTS

3.1
You agree to provide us as soon as reasonably possible from time to time with all information relating to you and the members of your Group (including your and their respective strategies, prospects, corporate affairs, personnel, businesses, customer and supplier relationships, assets, liabilities, profits and losses) that is or might reasonably be regarded as being relevant to us for the purpose of advising you and that is or might otherwise reasonably be regarded as being relevant for disclosure to us in connection with the Engagement. Without prejudice to this general obligation, you also agree to provide us with particular information that is relevant to the Engagement, and with access to all appropriate directors, officers, employees and advisers of the Group, in each case, if and when we reasonably request it. As stated above, our advice will be based on our understanding of your financial position and objectives as explained by you, as well as other information provided by you.

3.2
You agree to ensure that all information provided to us by you or on your behalf will (so far as you are aware, having made reasonable due and careful enquiry) at the time it is given be Reliable Information. If you become aware that any of the information provided to us by you or on your behalf was not when given, or has ceased to be, Reliable Information, you will provide us as soon as reasonably possible with all such further information as is necessary to ensure that we have all relevant information and that it is all Reliable Information. Unless and to the extent we are or become actually aware, or receive fair disclosure, to the contrary, we may assume that all information provided to us by you or on your behalf from time to time is and will remain Reliable Information. In no circumstances will we be obliged to verify any of it.

3.3	You must yourself (and you must ensure that each member of your Group and your and their respective directors, officers and employees will) at all times comply with all Applicable Laws.

3.4
You agree that, if you ask us to communicate any financial promotion or issue any other document relating to you or on your behalf (or to approve the communication by you or on your behalf of any financial promotion or the issue of any other document), we will require you to verify to our satisfaction that:

3.4.1	the information in it is Reliable Information (save to the extent that any statement in it is made by or on behalf of any Indemnified Person); and

3.4.2	the document and its issue is in accordance with all Applicable Laws.

3.5
You will be responsible for ensuring that the information in each financial promotion or other document contemplated in paragraph 3.4 above is Reliable Information and you agree, if we require, to ensure that your directors accept responsibility for the document accordingly. You agree to make such changes as we consider necessary or desirable to any such announcement, financial promotion or other document to ensure that it satisfies the requirements of this paragraph 3.

4.	ANNOUNCEMENTS

4.1
Subject to paragraph 4.3 below, you must not yourself (and you must ensure that no member of your Group nor any of your nor their respective directors, officers, employees or agents will) make or issue at any time any announcement, circular or other publicity relating to you (other than articles of a general nature or for inclusion in the trade press which is not of a price sensitive nature) or any member of your Group or any of your or their respective directors, officers, employees and agents, as appropriate, or any matter referred to in this letter without our prior approval to the form and content of the announcement (but we may not unreasonably withhold or delay our consent).

4.2	You must ensure that with respect to each such announcement, circular or other publicity:

4.2.1	the information in it is Reliable Information; and

4.2.2	it and its issue is in accordance with all Applicable Laws.

4.3
Paragraph 4.1 above does not apply to any announcement, circular or other publicity required by Applicable Laws or approved prior to release by the Company’s duly appointed nominated adviser (within the meaning of the AIM Rulea). In such an event, you must, as far as practical, consult with us as to the form and content of the announcement, circular or other publicity and the manner of its issue before issuing it.

4.4
If any financial promotion, announcement, document, circular or other publicity referred to in paragraph 3 or 4 of this Schedule One is issued and is (or is subsequently discovered to have been) issued in breach of any provision of paragraph 3 or 4 of this Schedule One, or if we consider that it is necessary in the light of Applicable Laws, we may require you to make or issue at any time an announcement, document, circular or other publicity (in a form satisfactory to us) in order to rectify or mitigate the effect of the breach and/or to ensure compliance with Applicable Laws.

5.	DEALINGS BY THE COMPANY

5.1	The Company shall itself conduct all dealings by it in its own securities through the Designated Broker provided that:

(i)
we will not charge fees or commissions at higher than their normal market rate (which rate shall be competitive in the market having regard to the size of the relevant trade(s) and other appropriate factors) save that we shall have five days in which to match the terms offered by any other broker; and

(ii)
the sale price through us of any securities proposed to be sold by us is at least equivalent to the price that the Company can obtain elsewhere for similar sized block of securities save that we shall have five days in which to obtain an equivalent sale price for the relevant securities from the date the price offered by any other broker is notified to us in writing.

6.	CONFIDENTIALITY

6.1
Subject to paragraph 6.2 below, you and we each agree to treat as strictly confidential and not to disclose any information received or obtained as a result of entering into or performing this letter. Specifically, you agree not to disclose or refer to our advice in any publication issued by you or any member of your Group without our prior written consent. You and we each agree to ensure that, in your case, the members of your Group, and in our case, our Associates, and our and their respective directors, officers, employees, agents and advisers observe the provisions of this paragraph 6 as if they were bound by it (and any breach of its terms by any of them will be deemed to be a breach by whichever of us fails to ensure that they so behave).

6.2	Each of us can disclose information which would otherwise be confidential if and to the extent:

6.2.1	required by the law of any relevant jurisdiction or for the purposes of any judicial proceedings, including any judicial proceedings to enforce this letter; or

6.2.2
required by (or reasonably necessary for the purpose of this letter or any transaction contemplated in it to be disclosed to) any recognised investment exchange or regulatory or governmental body, including the Panel on Takeovers and Mergers, to which either of us is subject or submits; or

6.2.3
the information is disclosed on a strictly confidential basis to professional advisers or bankers for the purpose of advising or assisting in connection with this letter and the transactions contemplated in it; or

6.2.4
the information is disclosed to a director, officer, employee or agent of yours or ours (or of any member of your Group or of any of our Associates) whose function requires him to have the information; or

6.2.5	the information has come into the public domain otherwise than through the fault of the disclosing party; or

6.2.6	the information relates to you or your Group and is comprised in any document which is reasonably required to implement any transaction contemplated in this letter; or

6.2.7	the other has agreed to the disclosure in writing,

but you or we can only disclose under paragraphs 6.2.1 and 6.2.2 above after consultation (where practical) with the other. If either of us makes any disclosure under paragraph 6.2.1 or 6.2.2 above, the other of us must be informed of the disclosure by the disclosing party as soon as reasonably possible, unless the disclosing party is prohibited by law against informing the other of us of any such disclosure.

6.3	Certain of the information that you may give to us may be subject to the Data Protection Act 1998, by which we will be bound to the extent that such Act applies with respect to that information.

6.4
You agree that we may nominate you for inclusion as one of our clients in any publication that we reasonably consider to be reputable, and you agree to consent to your inclusion accordingly if the relevant publisher asks for it. You may at any time notify us that you do not wish to be so included in a particular publication, or any such publications.

6.5
All correspondence and papers that we hold in connection with acting for you will be our property (except for original contracts, share certificates and other documents of title expressly held to your order).

7.	CONFLICTS

7.1
You acknowledge that we operate various “Chinese walls”, and control access to information. You agree that no Indemnified Person has any duty to disclose to you any information received or obtained in the course of carrying on other business, for example for other clients. This is because we may owe obligations of confidentiality to other persons, even if the information relates to you and any transaction in which you are involved from time to time.

7.2
Subject to applicable regulatory rules and unless otherwise agreed between us in writing from time to time, you agree that, in the course of our providing you with corporate finance advice, our corporate finance business may deal with or use the services of other of our businesses and any profits or advantages this brings need not be accounted for to you. If we reasonably believe that the objectives of the Engagement will be better met by us delegating the performance of any of our obligations to others, then we may do so.

8.	OUR LIABILITY

8.1
We have agreed to provide services to you alone under this letter and we do not regard any person other than you (including any of your investors, lenders, shareholders, directors, officers, employees, agents or advisers) as our customer in relation to the services. Any such other person should seek his, her or its own advice. Only you may use and rely on our advice, and then only for the purpose for which it is initially given. If and to the extent that you receive, read or hear of advice which we may from time to time have given to anyone other than you, that does not constitute financial advice and you may not rely on it for any purpose whatsoever. In addition, please note that our advice to you is confidential information and is subject to the restrictions set out in paragraph 6 above.

8.2
We will treat you as an intermediate customer as defined in the FSA Rules. As such, you will not be entitled to any of the protections provided by the FSA Rules to private customers and you acknowledge this accordingly.

8.3
No Indemnified Person is liable to you for any loss which you suffer or incur in connection with the performance of obligations, or the provision of services, by us or on our behalf under or in relation to this letter or otherwise unless and to the extent that it is finally determined that you have suffered or incurred the loss because of the fraud, negligence or wilful default (which, for the avoidance of doubt will include having disregard of matters of which we have actual knowledge) of an Indemnified Person or our having committed a breach of any of our obligations under this letter or of any of our obligations under FSMA or the FSA Rules or any other rules or regulations to which such Indemnified Person may be subject. Where any loss is suffered by you for which an Indemnified Person and any other person are jointly and severally liable to you, the loss recoverable by you from the Indemnified Person shall be limited so as to be in proportion to the Indemnified Person’s relative contribution to the overall fault of the Indemnified Person, you and any other person in respect of the loss in question.

8.4
If at any time you agree or have agreed that any of your other advisers may limit his, her or its liability to you, you will inform us of this arrangement as soon as reasonably practicable, and no Indemnified Person shall be liable to you for more than he, she or it would have been liable if such other adviser(s) had not limited his, her, its or their liability. Accordingly, no Indemnified Person is liable to you for more than the net amount for which the Indemnified Person would have been liable after deducting the amount for which any other adviser(s) would have been liable in contribution proceedings if the other adviser(s) had not limited his, her, its or their liability. For the avoidance of doubt, you agree that, if you allege that an Indemnified Person is liable to you and the Indemnified Person believes that another person should be liable to you also and/or instead, nothing in this letter limits the right of the Indemnified Person to claim that the other person is liable to you and/or to the Indemnified Person (including on account of a right of contribution).

8.5
If and to the extent that we fail to perform or delay performing our obligations under or in connection with this letter as a result of any act, event or circumstance which is not reasonably within our control (including strikes, bad weather and breakdown or malfunction of telecommunications or computer services), then no Indemnified Person is responsible to you for any loss which you may suffer or incur as a result of such failure or delay.

9.	INDEMNITY

9.1
You agree to indemnify and hold harmless (and keep indemnified and held harmless) each Indemnified Person on demand against each loss which the Indemnified Person suffers or incurs because of or in relation to:

9.1.1	the due performance of obligations, or the provision of services, by us or on our behalf under or in relation to this letter, the Engagement or otherwise;

9.1.2	a breach by you of a provision of this letter;

9.1.3	investigating, defending or settling an actual or potential claim for which you may be liable under this paragraph 9.1.

9.2	You are not liable under paragraph 9.1 if and to the extent that an Indemnified Person is finally determined to have suffered or incurred a particular loss because:

9.2.1
of fraud, negligence or wilful default (which, for the avoidance of doubt will include having disregard of matters of which we have actual knowledge) of an Indemnified Person or our having committed a breach of any of our obligations under this letter or of any of our obligations under FSMA or the FSA Rules;

9.2.2
we subscribe or buy shares (pursuant to an express written agreement which we enter into and which obliges or entitles us to subscribe for or to buy shares) unless and to the extent that an Indemnified Person suffers or incurs the loss because of or in connection with a breach by you of a provision of this letter or any such other agreement.

9.3
If either you or we become aware of any third party claim or potential claim against you or us or of any matter that might give rise to such a claim (“third party claim”) and that might lead to a claim against an Indemnified Person, you or (as appropriate) we shall:

9.3.1	give written notice to the other of the third party claim as soon as is reasonably practicable;

9.3.2
not, and shall procure that no member of your Group or (as appropriate) no Indemnified Person shall, without the other’s prior written consent, which will not be unreasonably withheld or delayed, settle or compromise or in any way admit liability for, that third party claim.

9.4
In relation to paragraphs 7.2, 8.3, 8.4 and 8.5 above, and this paragraph 9, we act for ourselves and as trustee for each other Indemnified Person (and we declare ourselves to be a trustee accordingly). Each other Indemnified Person may also enforce its rights against you under paragraphs 8.2, 9.3, 9.4 and 9.5 above, and this paragraph 9 pursuant to the Contracts (Rights of Third Parties) Act 1999, subject to paragraph 11.10 below, notwithstanding that such Indemnified Person is not a party to this letter.

10.	NOTICES AND COMMUNICATIONS

10.1
A notice under or in connection with this letter must be in writing, in English, and must be delivered personally or sent by first class post (or air courier if overseas) or by fax to the party due to receive the notice or communication at its address set out in this letter (or, if to us, to our fax number set out in this letter) or at another address or to a fax number (in our case, to another fax number) specified by that party by written notice to the other. In the absence of evidence of earlier receipt, a notice is deemed given: if delivered personally, when left at such an address; or if sent by first class post, two days after posting it; or if sent by air courier, three days after posting it; or if sent by fax, on receipt by the sender of a sender’s confirmation of transmission.

10.2
You agree that, in the course of advising you day to day, we may communicate with you and other persons involved in any transaction with you by any means, including in meetings, over the telephone and by electronic mail (unless, until and to the extent that you notify us in writing that we must not communicate by a specified means). You acknowledge and accept that oral communications may be recorded and that postal, courier, telephone, fax or electronic communications may not be secure and may be subject to unauthorised interception, delay or data corruption. Accordingly, we do not accept any liability whatsoever in relation to the use or attempted use of these or any other means of communication and you agree not to make (and you waive) any such claim accordingly. Any recordings of oral communications that we make will belong to us and will constitute confidential information to be protected in accordance with paragraph 6 above. You agree that recordings may be used in helping to settle or determine any disputes that arise as to what has and has not been said.

11.	GENERAL

11.1
Nothing in this letter or any document executed under or in connection with it creates a partnership between us or makes you our agent for any purpose, and you do not have authority or power to bind, contract with or to incur or create a liability or obligation for us for any purpose.

11.2
This letter is of no effect if we have not signed it. This letter may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

11.3
The terms of this letter may only be varied in writing signed by or on behalf of each of the parties. However, you agree that we may vary the terms and conditions of this letter in certain respects by giving you notice of the changes and the changes will become effective ten business days after service of the notice in accordance with the notice provisions in this letter. The changes that we may make without your further consent are changes that we, acting in good faith, consider necessary in light of changes in applicable laws, regulations and market practice. If you do not like the changes, you may, of course, exercise your right to terminate the agreement between us pursuant to this letter in accordance with the termination provisions in this letter, but we suggest that you do not do that without first discussing with us any changes which concern you to see if we can address your concerns.

11.4
You agree to do and execute, or arrange for the doing and executing of each necessary act, document and thing reasonably within your power to implement this letter. Your having engaged us pursuant to this letter confers on us all powers, discretions and authorities necessary or desirable in connection with the performance of our obligations under or in connection with this letter or the Engagement.

11.5
If you or we fail to exercise or delay in exercising a right or remedy provided by this letter or by law that does not constitute a waiver of the right or remedy or a waiver of other rights of remedies. No single or partial exercise of a right or remedy provided by this letter or by law prevents further exercise of the right or remedy or the exercise of another right or remedy. Our and your rights and remedies under this letter are in addition to, and do not operate to restrict, the rights and remedies available to you or us under English law and are not affected by completion of anything referred to in this letter. If any provision of this letter is illegal or unenforceable, this does not affect the enforceability of any other provision of this letter.

11.6
This letter constitutes the entire and only agreement and understanding between you and us in relation to our appointment as Broker to the Company, and supersedes any previous agreement or understanding between you and us relating to the subject matter of this letter. You and we each agree that in entering into this letter, neither of us relies on, and neither of us shall have any remedy in respect of, any statement, expression of opinion, representation, warranty or understanding (whether negligently or innocently made) of any person, other than as expressly set out in this letter.

11.7	Nothing in this letter shall operate to limit or exclude any liability for fraud.

11.8
You warrant and represent to us (with the intention of inducing us to act for you) that you have all necessary power and authority to execute and deliver, and to perform all your obligations and exercise all your rights under, this letter and all documents to be executed by you under or in connection with this letter, and that such execution, delivery, performance of obligations and exercise of rights have been (and at all times will be) duly authorised by all necessary corporate action and that this letter has (and all documents to be executed by you under or in connection with this letter have) been (and at all times will be) duly executed by person(s) duly authorised on your behalf and constitute(s) (and at all times will constitute) your valid and binding obligations. In addition, we will be entitled to assume that all instructions (whether given orally or in writing or by e-mail) from anyone who is (or whom we reasonably believe to be) one of your directors or officers (including your company secretary) or any of your professional advisers who have intimated that they are so authorised or who is otherwise authorised by you for this purpose, are duly authorised (unless and until you notify us in writing that instructions should only be treated as duly authorised if from certain specified persons and/or should be disregarded if from certain specified persons).

11.9
This letter is governed by English law. In connection with all proceedings and disputes arising out of or in relation to this letter, you agree that we shall both submit to the exclusive jurisdiction of the English courts and we each waive any claim that the English court’s are an inconvenient or inappropriate forum.

11.10
Save to the extent that third party rights are conferred in this letter on a person by express reference to the Contracts (Rights of Third Parties) Act 1999, a person who is not a party to this letter has no right to enforce any of its terms under that Act. Where by reason of that Act, a third party is entitled to enforce any term of this letter, all provisions of this letter which would assist that third party in connection with the enforcement of a right conferred upon him also apply to him. However, this letter may be varied or terminated as provided in this letter, without the consent of or notice to any person who may have a right under this letter to enforce any term of it pursuant to that Act.

11.11	In the event of a conflict between the provisions of this Schedule One and the terms of the letter to which it is Schedule One, the terms of that letter shall prevail.

SCHEDULE TWO

1	DEFINITIONS

1.1	In this letter, where applicable, the following definitions are used:

	Admission	Admission of the Company’s shares to trading on AIM;

	AIM	The AIM Market of London Stock Exchange plc;

	AIM Rules	The AIM Rules of the AIM Market of London Stock Exchange plc;

Applicable Laws
In relation to a person, all applicable laws and regulations in each relevant jurisdiction (including the Companies Act 1985, FSMA, the Criminal Justice Act 1993 (especially Part V and relevant schedules concerning “insider dealing”), the AIM Rules, the Listing Rules, the London Stock Exchange’s “Admission and Disclosure Standards”, the City Code on Takeovers and Mergers) and the requirements of any recognised investment exchange or regulatory or governmental body to which the person is subject or submits;

Associate
In relation to SVS Securities plc, each of its parent undertakings and its and their respective subsidiary undertakings and any undertaking in which any of them has a participating interest (as those terms are defined in the Companies Act 1985) and “Associates” means all of those undertakings;

	Board	The board of directors of the Company from time to time;

	Company	Medgenics, Inc;

Designated Broker
A broker which has agreed to facilitate the execution of trades on behalf of clients introduced to it by SVS in accordance with the Rules of the London Stock Exchange, subject to the completion of client documentation;

finally determined
Determined by a court or body which has jurisdiction and from which there is no right of appeal or there is a right of appeal but the right has expired or 3 months has elapsed from the date of judgement (whichever is the earlier), or as agreed between you and us in writing;

	FSA	The Financial Services Authority of the United Kingdom (or any successor regulatory body);

	FSA Rules	The rules and regulations made by the FSA under FSMA;

	FSMA	The Financial Services and Markets Act 2000;

Group
The Company and each of its parent undertakings and its and their respective subsidiary undertakings and any undertaking in which any of them has a participating interest (as those terms are defined in the Companies Act 1985);

	include, includes and including	Must be construed as if they were immediately followed by the words “without limitation”;

	Indemnified Person	Us and each of our Associates, and each of our and our Associates’ respective directors, officers, employees and agents;

	Listing Rules	The Listing Rules of me FSA;

	loss	Includes all claims, demands, actions, proceedings, losses, liabilities, damages, costs and expenses;

Reliable Information
Information that is up to date, true and accurate in all material respects, is not misleading, and from which there is no material omission, and, if the information comprises any forecast or statement of opinion, expectation or belief, it is fairly based on reasonable assumptions and honestly and reasonably held or made;

person
Includes natural persons, firms, partnerships, companies, corporations, bodies corporate, associations, organisations, governments, states, governmental or state agencies, foundations and trusts (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

SVS	SVS Securities plc;

Takeover Code	The City Code on Takeovers and Mergers;

Transaction	The proposed placing by the Company and admission to trading on AIM;

we	SVS Securities plc and “our” and “us” must be construed accordingly;

you	Medgenics, Inc. and “your” must be construed accordingly.

1.2	Headings do not affect the interpretation of this letter.

1.3	In this letter, unless otherwise stated, a reference to:

	1.3.1	a paragraph is to the relevant paragraph of this document;

	1.3.2	any appointment or agreement made or instruction or undertaking given by you is to be construed as if made or given irrevocably and unconditionally;

	1.3.3	any power, authority or discretion conferred on or to be exercised by us is to be construed as being absolute and unfettered;

	1.3.4	a document is a reference to the document as from time to time supplemented or varied; and

1.3.5
a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time after the date of this letter, and any subordinate legislation made under the statutory provision after the date of this letter except to the extent that such change would otherwise create or increase any liability or burden for any party.

APPENDIX ONE

INFORMATION REQUIRED

A copy, certified by a director or the company secretary of the Company as a true copy, of a resolution of the Board approving the terms of the attached engagement letter and authorising it to be signed and delivered on behalf of the Company to SVS Securities plc.

Restated Certificate of Incorporation and By-laws of the Company

Copies of the last three Annual Reports and Accounts of the Company, where applicable

Copies of any independent research written on the Company or any other member of the Group in the past 2 years, where applicable

Copies of any significant press coverage relating to the Company or any other member of the Group in the past 2 years, if available

An analysed list of holders of all classes of shares and securities in the Company (and holders of options or warrants to subscribe) showing the names of beneficial holders holding in excess of 1 per cent of the issued and to be issued capital and details of all directors’ (and connected persons) shareholdings

Details of any significant outstanding or potential litigation affecting any member of the Group

Circulars to shareholders issued by the Company in the past 3 years, where applicable

A selection of product brochures issued by members of the Group, where available